Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise Growth eREIT III, LLC of our report dated April 16, 2020, relating to the consolidated financial statements of Fundrise Growth eREIT III, LLC.

/s/ RSM US LLP

McLean, Virginia

April 16, 2020